Exhibit 99.1

For Immediate Release:

LABOR READY ANNOUNCES THIRD QUARTER 2004 RESULTS
Net Income Improves 51 Percent on 16 Percent Increase in Revenue

TACOMA, Wash., Oct. 20, 2004—Labor Ready, Inc. (NYSE:LRW) reported revenue of $296.1 million for the third quarter ended Oct. 1, 2004, compared to revenue of $254.5 million for the third quarter of 2003. Net income for the quarter was $15.6 million or $0.31 per diluted share, compared to net income of $10.3 million or $0.22 per diluted share for the third quarter of 2003.

“Our 51 percent improvement in net income this quarter over a year ago was driven by the operating leverage within our existing branch network along with improvements in gross margins, ” said Labor Ready President and CEO Joe Sambataro. “In the third quarter, our branches opened one year or longer increased revenue 7 percent over the third quarter a year ago. We will continue to focus on leveraging our existing branch network as we deliver more sales over the same fixed-cost structure.”

According to Sambataro, the Spartan and Workforce branches the company acquired at the beginning of the second quarter provided 6 percent of Labor Ready's 16 percent year-over-year revenue growth during the third quarter and continued to make a positive contribution to the company's quarterly and year-to-date net income results.

Gross profit margins improved in the third quarter to 30.9 percent from 30.1 percent for the third quarter of 2003. According to Sambataro, the improvement in gross margins was primarily driven by a reduction of workers’ compensation costs, a better pricing environment and the company’s commitment to reject low-margin work.

“We have been working diligently to expand our safety procedures in regard to our temporary workers and reduce risk exposure through better client selection.  I am pleased to report that we are making significant progress in reducing our overall workers’ compensation expense through these programs,” said Sambataro.  “With the improvements in safety and reduced risk exposure, claim frequency has dropped approximately 10 percent from 2003 levels.”

Labor Ready also updated revenue guidance for 2004 to be in the range of $1.037 to $1.041 billion and increased guidance for net income per diluted share for the year to be between $0.68 and $0.70, as compared to earlier estimates of $0.64 to $0.67.  For the fourth quarter of 2004, the company estimates revenue in the range of $265 million to $269 million, a 7 percent increase over the fourth quarter of 2003, and net income per diluted share between $0.13 and $0.15. The fourth quarter of 2004 is a 13-week quarter, compared to 14 weeks in the fourth quarter of 2003.  The one less billing week is expected to result in 9 percent less revenue and $0.03 less net income per share on a comparable basis for the quarter.

Labor Ready plans to open approximately 35 new branches in 2005 within its U.S., U.K. and Spartan Staffing operations, most of which will be opened in the first half of the year. The company operated 820 branch locations at the end of the third quarter.

Following completion of the third quarter, the company adopted a modification to its policy for selecting discount rates related to its workers’ compensation reserves. The company’s previous discount rate of 5 percent had been selected based on average returns of “A” grade bonds. Under the new policy, selection of the discount rate is based on average returns of “risk-free” Treasury instruments. The company is therefore applying a discount rate of 3.8 percent to its workers’ compensation reserves for 2004. This change in rate resulted in a reduction of year-to-date net income of $1 million, which is reflected in the third quarter 2004 net income announced today. The company is evaluating whether the change should also be applied to its remaining open filing periods, which consist of fiscal years 2001 through 2003. If so, the financial statements for those prior periods may be restated to reflect a reduction in net income for those prior periods, the aggregate amount of which is not expected to exceed $2.4 million. The company has determined that this policy change has no impact on cash flow, and that the change of discount will result in a corresponding reduction in discount amortization expense in future periods.

Management will discuss third quarter 2004 results on a conference call at 8 a.m. (PT) Thursday, Oct. 21, 2004. The conference call can be accessed on Labor Ready's web site at www.laborready.com

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, same branch revenue trends, improvements in  workers’ compensation costs and claims frequency rates, gross margins, expansion plans, potential reduction of income for prior periods, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including without limitation the following:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; 9) our ability to successfully complete and integrate acquisitions that we may make from time to time; and 10) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-Q filed July 30, 2004.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor, serving more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts nearly 600,000 people to work. Labor Ready operates more than 800 locations in the

United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Steve Cooper, CFO
253-680-8213

Stacey Burke, Director of Corporate Communications
253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October, 1 2004	September 26, 2003	October, 1 2004	September 26, 2003

Revenue from services	$296,134	$254,497	$772,102	$642,461
Cost of services	204,766	177,943	540,248	450,036
Gross profit	91,368	76,554	231,854	192,425
Selling, general and
administrative expenses	62,635	57,261	179,391	163,848
Depreciation and amortization	2,200	2,137	6,539	6,252
Income from operations	26,533	17,156	45,924	22,325
Interest and other expense, net	772	1,202	2,037	3,284
Income before tax expense	25,761	15,954	43,887	19,041
Income tax	10,189	5,605	17,457	6,686
Net income	$15,572	$10,349	$26,430	$12,355

Net Income per common share:
Basic	$0.37	$0.26	$0.64	$0.31
Diluted	$0.31	$0.22	$0.55	$0.29

Weighted average shares outstanding:
Basic	41,900	40,335	41,538	40,263
Diluted	52,583	51,035	52,190	50,610

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	October, 1 2004	Jan 2, 2004
Assets
Current assets
Cash and cash equivalents	$95,464	$83,112
Marketable securities	15,948	25,257
Accounts receivable, net	115,588	79,620
Other current assets	26,022	16,815
Total current assets	253,022	204,804
Property and equipment, net	26,886	28,489
Other assets	148,994	129,735
Total assets	$428,902	$363,028

Liabilities and shareholders’ equity
Current liabilities	$89,308	$70,830
Long-term liabilities	151,265	138,059
Total liabilities	240,573	208,889
Shareholders’ equity	188,329	154,139
Total liabilities and shareholders’ equity	$428,902	$363,028

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirty-nine Weeks Ended
	October, 1 2004	September 26, 2003
Cash Flows from Operating activities:
Net income	$26,430	$12,355
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,120	6,939
Provision for doubtful accounts	6,214	6,193
Deferred income taxes	(3,959)	(3,522)
Other operating activities	1,922	770
Changes in operating assets and liabilities:
Accounts receivable	(42,182)	(40,143)
Workers’ compensation claim reserve	21,804	11,283
Other current assets	(2,351)	(168)
Other current liabilities	13,422	11,535
Net cash provided by operating activities	28,420	5,242

Cash Flows from Investing activities:
Capital expenditures	(3,616)	(4,378)
Purchases of marketable securities	(13,483)	(30,873)
Maturities of marketable securities	22,738	22,844
Purchase of Spartan Staffing, Inc.	(9,890)	—
Other assets	(196)	(167)
Restricted cash and other assets	(14,465)	1,477
Proceeds from sale of property and equipment	10	—
Net cash used in investing activities	(18,902)	(11,097)

Cash Flows from Financing activities:
Proceeds from sale of stock through options and employee benefit plans	5,305	2,407
Payments on debt	(2,012)	(1,751)
Payments for offering costs	—	(14)
Checks issued against future deposits	(870)	—
Purchase and retirement of common stock	—	(4,957)
Net cash provided by (used in) financing activities	2,423	(4,315)
Effect of exchange rates on cash	411	1,120

Net change in cash and cash equivalents	12,352	(9,050)

Cash and cash equivalents, beginning of period	83,112	69,255
Cash and cash equivalents, end of period	$95,464	$60,205